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                       ACCELERATED LIVING BENEFIT RIDER

This rider is attached to and made part of your policy.

Issue Date:  ___________________________

Policy Number:  ________________________

AN ACCELERATED BENEFIT (AB) RECEIVED UNDER THIS RIDER MAY BE TAXABLE. YOU SHOULD CONSULT YOUR TAX ADVISOR PRIOR TO REQUESTING THIS BENEFIT.

ANY BENEFIT RECEIVED UNDER THIS RIDER MAY AFFECT YOUR ELIGIBILITY FOR GOVERNMENT BENEFITS.

This rider is not meant to cause involuntary access to proceeds, which may be ultimately payable to the beneficiary. Therefore, this benefit is not available:

 .  If either you or the Insured is required by law to use proceeds from this rider to meet the claims of creditors, whether in bankruptcy or otherwise; or . If either you or the Insured is required by a government agency to use proceeds from this rider to apply for, obtain or keep a government benefit.

Requested Portion - is the amount of the policy proceeds you request. The Requested Portion divided by the Eligible Coverage will be called the Requested Percentage. The Requested Portion may not exceed the lesser of:
 .  50% of the Eligible Coverage; or
 .  $250,000 for all policies in force with us.

Eligible Coverage - is the portion of the policy proceeds that qualifies for determining the AB Amount.

The Eligible Coverage includes:
 .  the base policy death benefit;
 .  any paid-up additions; and
 . any term rider or term coverage on the Insured that has at least two years of coverage remaining. For term coverage that varies by year, we will use the lowest coverage for the two years following your request.

Eligible Coverage does not include:
 .  any insurance provided under the policy on the life of someone other than the
   Insured;
 . the face amount of any scheduled increase(s) in insurance as provided by an additional benefit rider during the 12-month period from the date you request acceleration; or
 .  any accidental death benefit.

AB Amount - The AB Amount will be determined as of the date we approve your Written Request. The AB Amount will equal the Requested Portion less the following:
1. An actuarial discount will apply to the Requested Portion. This discount reflects the early payment of the Requested Portion of your policy. The discount will be based on a declared interest rate in effect as of the date we approve your Written Request; and
2. If there is a policy loan on your policy as of the date we approve your Written Request, we will reduce the Requested Portion to repay a portion of the policy loan equal to the Requested Percentage times the policy loan.
3. A reduction to the Requested Portion will be applied to any premiums due and unpaid if the policy has entered the Grace Period when we approve your request.
4.  An administrative charge not to exceed $150.

We will refund the amounts discussed in 1) and 4) above should the death of the Insured occur within 30 days after we pay the AB Amount.

The AB Amount may not be less than $500. The AB will be paid either in a lump sum or under any other payment plan available at the time the Insured qualifies for payment. WE WILL PAY THE AB AMOUNT ONLY ONCE PER INSURED. If you choose a payment plan and the Insured dies before all payments have been made, the remaining amount will be paid to the beneficiary.

Impact on Policy - After we pay the AB, the policy and all riders will remain in force, but all of the following will be reduced by the Requested Percentage:
 .  The policy death benefit;
 .  any cash value;
 .  any paid-up additions;
 .  any Accumulated Value;


R92-ABR                                                                      NY
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 .  any term insurance eligible to be accelerated under this rider; and
 .  any required premium payments.

Any policy loan will be reduced as described in the AB Amount Section.

Any adjustment in Accumulated Value will be allocated to the Fixed and Variable Accounts on a pro-rata basis. Cost of Insurance Charges will be adjusted to reflect the reduction in the death benefit.

Eligibility - The following conditions must be met prior to payment of any AB
Amount:

 . The policy must be in force when your request is approved. If you have a term insurance policy or your policy is on Extended Term, two years of coverage must remain to qualify for an AB Amount.
 . We must receive written proof satisfactory to us that the Insured is expected to live 6 months or less from the date of the Written Request. A licensed physician, other than yourself or a member of your family, must certify to the condition. Such proof may include clinical, radiological or laboratory evidence. We reserve the right to obtain a second medical opinion from a physician of our choice, at our expense.
 .  You or your legal guardian must apply in writing for this benefit on a form we supply.
 .  We require written consent from any irrevocable beneficiary and assignee.
 . Joint life policies will qualify for acceleration only after the death of one of the joint Insureds and only if the surviving Insured meets the requirements for an AB. In the case of joint life policies, "Insured" in this rider refers to the survivor of the joint Insureds under the joint life policy.

Incontestability - This rider is subject to the Incontestability provision of the policy to which it is attached.

Effective Date - This rider is effective on the issue date shown. This rider will terminate:
 .  On your written request;
 . On lapse or termination of the policy; or . When an AB is paid.

General Provisions - There will be an administrative charge, not to exceed $150, which we will deduct from the AB.



     Signed for Pacific Life & Annuity Company,


       /s/ WILLIAM L. FERRIS                        /s/ AUDREY L. MILFS
       President and Chief Executive Officer        Secretary

R92-ABR                              2                                       NY